Exhibit 10.11
January 3, 2006
Mr. Bruce J. Davis
P.O. Box 221
Gibson Island, MD 21056
Dear Bruce:
It gives me great pleasure to confirm your employment with K12 Inc., a Delaware corporation (the “Company”), beginning January 8, 2007 (the “Start Date”). Once countersigned by you, this letter shall constitute a binding agreement (the “Agreement”) between you (the “Executive”) and the Company, effective as of the date of this letter set forth above (the “Effective Date”).
1.	Employment. The Company hereby employs Executive on the terms and conditions set forth in this Agreement and Executive hereby accepts such employment. Executive shall serve as Executive Vice President of School Services, and initially report to the Company’s principal executive officer, who is now the Executive Chairman of the Board and Founder, Ronald J. Packard. Executive’s place of employment will be at the Company headquarters, currently located in Herndon, Virginia. Executive shall perform such duties and have such responsibilities as are normally commensurate with Executive’s position, including such other duties as are reasonably assigned to Executive from time to time. Executive agrees that Company shall be his exclusive employer and Executive shall devote his full business time to performing Executive’s responsibilities under this Agreement. Executive shall be granted use of the Company’s apartment located in Herndon, Virginia, as is necessary to carry out his responsibilities and duties, and Executive further recognizes that he will be required to travel in the ordinary course of performing such responsibilities.

2.	Salary. Executive’s salary during the first year of employment by the Company shall be Twenty Five Thousand Dollars ($25,000) monthly, which equates to Three Hundred Thousand Dollars ($300,000) on an annualized basis (the “Base Salary”), subject to standard payroll deductions. The Base Salary shall be paid on the Company’s regular payroll dates in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed annually, and the Board of Directors and principal executive officer shall determine, in their sole and absolute discretion, whether to grant Executive any salary increase based on the performance of Executive and the Company.
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Hauge offer

3.	Performance Bonus. The Company shall pay to Executive a bonus equal to forty percent (40%) of Executive’s Base Salary on July 8, 2007, unless Executive’s start date occurs after January 8, 2007, in which case such bonus shall be paid one hundred and eighty (180) days after Executive’s actual start date. For the year beginning July 1, 2007 and ending June 30, 2008, and for each year thereafter during Executive’s tenure at the Company, and subject to the sole and absolute discretion of the Board of Directors of the Company, Executive’s annual bonus shall be determined under the same incentive compensation plans applicable to all senior executives, and Executive may receive an annual end of year bonus ( the “Performance Bonus”) equal to forty percent (40%) of Executive’s Base Salary.

4.	Stock Options. Subject to approval by the Company’s Board of Directors, the Company shall enter into a Stock Option Agreement with Executive pursuant to which the Company is granting to Executive ( subject to certain conditions) stock options to purchase up to five hundred thousand (500,000) shares of the Common Stock of the Company at an exercise price to be determined by the Board of Directors of the Company, and which shall be granted outside of and not as a part of, the K12 Inc. Amended and Restated Stock Option Plan (the “Option”). In the event the exercise price for a share of the Common Stock of the Company exceeds two dollars ($2.00) per share on the Option Grant date, the number of shares of the Option shall be adjusted upward in proportion to the difference between an exercise price of $2.00 per Common Share and any greater exercise price determined by the Board. In the event the exercise price for a share of the Common Stock of the Company is determined by the Board to be less than $2.00 per share, there shall be no downward adjustment in the number of shares in the Option. The Option will vest and become exercisable over four (4) years, with twenty-five percent (25%) of the shares covered by the Option vesting and becoming exercisable on the one year anniversary of the Start Date and the remaining seventy-five (75%) of the shares covered by the Option vesting and becoming exercisable in twelve (12) equal quarterly installments thereafter. The Stock Option Agreement shall provide further that, in the event of a “Change in Control” of the Company, as defined therein, Executive shall be entitled to accelerated vesting of fifty percent(50%) of the options that have not yet vested during the installment period as of the date of such event.

5.	Personal Time Off. Executive shall be entitled to fifteen (15) days of paid personal time off (“PTO”) during each year of your employment. Executive will accrue all such PTO on the first day of July of each year of employment. Executive will be able to use PTO in accordance with the Company’s PTO policy, which policy is subject to change or deletion at the discretion of the Company.

6.	Expenses. During Executive’s employment, the Company shall reimburse Executive for reasonable travel (excluding travel to and from any residence), business entertainment, and other business expenses incurred in the performance of Executive’s duties, including reasonable and/or required professional dues and fees (e.g., professional association dues,
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continuing education expenses), subject to the rules and regulations adopted by the Company for the handling of such business and professional expenses.

7.	Benefits (Health and Welfare Plans). Executive will be eligible to participate in such benefit plans as may be adopted from time to time by the Company on the same basis as similarly situated employees, including participation in any senior-level executive benefits plans that may be adopted by the Company. Executive’s participation shall be subject to: (i) the terms of the applicable plan documents; (ii) generally applicable Company policies; and (iii) the discretion of the Board of Directors of the Company or any administrative or other committee provided for in, or contemplated by, such plan or programs. These plans and programs are subject to change or deletion at the discretion of the Company.

8.	Holidays. Executive will be eligible for paid holidays in accordance with the Company’s holiday policy and schedule, as may be amended by the Company from time to time at the sole discretion of the Company.

9.	Employment at Will; Termination.
9.1	Employment at Will. Executive’s employment with the Company will be on an “at-will” basis, meaning that Executive’s employment is not for a specified period of time and can be terminated by Executive or the Company at any time, with or without cause, and with or without notice.

9.2	Termination by Company for Cause. The Company may terminate this Agreement at any time, effective immediately, for Cause, which shall be defined as: (i) a Willful and continued material failure to perform Executive’s duties under this Agreement in a satisfactory manner (other than as a result of total or partial incapacity due to physical or mental illness or Disability, as defined in Section 9.3 below), where Willful means, when applied to any action or omission made by Executive, that Executive did so without a good faith belief that such action or omission was in, or was not contrary to, the best interests of the Company; (ii) acts of dishonesty, fraud, embezzlement, misrepresentation, and misappropriation involving the Company or any of its affiliates; (iii) unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its customers, employees or suppliers ; and (iv) a conviction of, or entry of a guilty plea or no contest to, any crime involving moral turpitude or dishonesty (collectively “Cause”). In the event of termination of this Agreement for Cause, Executive shall immediately be paid all accrued Base Salary, all accrued but unused PTO and any reasonable and necessary business expenses incurred by Executive in connection with the duties hereunder, all to the date of termination. All stock options covered by the Option shall expire at the date of termination for any of the above-enumerated reasons to terminate for cause. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary
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Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate, and Sections 9 and 11 of this Agreement, shall terminate.

9.3	Termination Upon Disability. Executive’s employment with the Company shall terminate upon the Disability of Executive. In the event of such termination, Company shall pay to Executive any unpaid compensation to the extent earned and payable as of the date of termination. As used herein, the term “Disability” means a physical or mental disability that renders Executive unable to perform Executive’s normal duties for the Company for a period of 90 or more days as determined in the good faith judgment of the Board of Directors of the Company. If Executive disagrees with the Board’s good faith determination of Disability, the matter shall be submitted to arbitration pursuant to the K12 Inc. Agreement to Arbitrate, which is incorporated herein by reference as provided in Section 11.1 of this Agreement.

9.4	Termination by Company Without Cause. The Company may terminate this Agreement at any time, effective immediately, without Cause. In the event that the Company terminates this Agreement without Cause, Executive shall be paid immediately (except as noted) all accrued Base Salary, all accrued but unused PTO, and any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties hereunder, all to the date of termination, as well as the severance pay set forth in Section 9.6 below. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate and Sections 9 and 11 of this Agreement, shall terminate.

9.5	Termination by Employee.
(a) In the event of termination of this Agreement by Executive other than for Good Reason (as defined in Section 9.5(b) below), Executive shall not be entitled to any salary, bonus, benefits, severance pay or other remuneration after the effective date of termination, other than the payment for accrued but unused PTO. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate and Sections 9 and 11 of this Agreement, shall terminate
(b) In the event that this Agreement is terminated for Good Reason, then Executive shall be entitled to the severance pay set forth in Section 9.6 below. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate and Sections 9 and 11 of this Agreement, shall terminate. Good Reason shall be defined as: (1) any material breach of this Agreement by the Company which is not cured within sixty (60) days after written notice thereof from Executive; (2) a reduction in Executive’s Base Salary; (3) prior to a Change in Control, a diminution or adverse change to
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Executive’s title, or a requirement that Executive report to a person other than the principal executive officer of the Company; (4) a material diminution in Executive’s authority, responsibilities or duties; (5) a relocation of Executive’s primary place of employment to a location more than twenty-five(25) miles further from Executive’s primary residence than the current location of the Company’s headquarters in Herndon, Virginia; and (6) within ninety (90) days after a Change in Control, this Agreement is not assumed by the controlling entity in all material respects.
9.6	Effect of Termination (Severance Pay).
(a) Termination prior to January 1, 2008: Upon termination of this Agreement by the Company pursuant to Section 9.4 or by Executive pursuant to Section 9.5(b) above, and provided Executive executes a general release of claims satisfactory to the Company, Executive shall be entitled to one hundred eighty (180) days severance pay at the then-existing Base Salary, payable at the same time and in the same manner as such Base Salary had been paid prior to such termination.
(b) Termination after January 1, 2008: Upon termination of this Agreement by the Company pursuant to Section 9.4 or by Executive pursuant to Section 9.5(b) above, and provided Executive executes a general release of claims satisfactory to the Company, Executive shall be entitled to three hundred sixty-five (365) days severance pay at the then-existing Base Salary, payable at the same time and in the same manner as such Base Salary had been paid prior to such termination
10.	Other Conditions of Employment.
10.1 Employee Confidentiality, Proprietary Rights and Non-Solicitation/Agreement to Arbitrate. Executive’s employment is contingent upon the execution of the enclosed K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and K12 Agreement to Arbitrate, at or before the Start Date. In addition, during the period in which Executive is receiving any compensation from the Company (including any severance period), Executive shall not engage in any business or organization that directly competes with the Company or its business.
10.2 Immigration Reform and Control Act of 1986. Executive’s employment is contingent upon satisfying the requirements for employment in the United States. Within three (3) days of the Start Date, and thereafter if the law requires, Executive shall furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.
10.3 Policies and Procedures. Executive’s employment is subject to the Company’s
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personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.
11.	Miscellaneous.
11.1 Entire Agreement. The terms described in this Agreement, together with the K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, and K12 Agreement to Arbitrate, both attached hereto and incorporated herein by reference, set forth the entire understanding between Executive and the Company, and supercede any prior representations or agreements, whether written or oral, with respect to the subject matter hereof. No term or provision of this Agreement or attached exhibits may be amended waived, released, discharged or modified except in writing, signed by Executive and an authorized officer of the Company, except as otherwise specifically provided herein.
11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of law principles.
11.3 Successors. The Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that the Agreement constitutes a non-delegable personal services agreement, it may not be assigned by Executive and any attempted assignment by Executive in violation of this covenant shall be null and void.
11.4 Severability. In the event that any one ore more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and all such remaining provisions shall remain in full force and effect.
11.5 Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any terms of this Agreement or of the party’s right to require strict compliance with the terms of the Agreement in any other instance.
11.6 Notices. All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be given in writing, unless otherwise specified, and shall be deemed to have been properly given, delivered, or served by depositing the same in the United States mail, postage prepaid, certified or registered mail, with deliveries to be made to the following addresses:

If to Bruce Davis:	Bruce Davis
P.O. Box 221
Gibson Island, MD 21056
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If to Company:	Attn: General Counsel
K12 Inc.
2300 Corporate Park Dr
Herndon, VA 21070
Either party may change such party’s address for notices as necessary by notice given pursuant to this Section.
11.7 Captions. Section headings used in the Agreement are for convenience of reference only and shall not be considered a part of the Agreement.
11.8 Amendments and Further Assurances. This Agreement may be amended or modified from time to time, but only by written instrument executed by all the parties hereto. No variations, modifications, or changes herein or hereof shall be binding upon any party except as set forth in such a written instrument. The parties will execute such further instruments and take such further action as may be reasonably necessary to carry out the intent of the Agreement.
11.9 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
12.	Representations by Executive: Executive represents and warrants that:
     (a) Executive is free to enter into and perform each of the terms and conditions of this Agreement. Executive is not subject to any agreement, judgment, order or restriction that would be violated by Executive being employed by Company or that in any way restricts the services that may be rendered by Executive for Company. Executive’s execution of this Agreement and performance of Executive’s obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity.
     (b) Executive has carefully considered the nature and extent of the restrictions and covenants in this Agreement and Executive agrees that they will not prevent Executive from earning a livelihood after employment with Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Company in view of the following facts: (i) Executive will hold a position of confidence and trust with Company as a result of Executive’s employment with Company, access to confidential financial and other information, and relationship with the customers, suppliers and other employees of Company, (ii) it would be impossible for Executive to be employed or engaged in a directly competitive business to that of the
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Company without inevitably using Company’s proprietary information, and (iii) Executive has broad skills that will permit gainful employment in many areas and businesses outside the scope of Company’s business.
     (c) Executive acknowledges that but for the above representations and warranties of Executive, Company would not employ Executive or enter into this Agreement.
Please acknowledge your acceptance of employment by signing the enclosed copy of this letter, completing the K12 Confidentiality, Proprietary Rights and Non-Solicitation Agreement and K12 Agreement to Arbitrate, and returning them to me as soon as possible. Should you have any questions, please feel free to contact me. Bruce, I am personally pleased to welcome you to the K12 team and I look forward to working with you toward our mutual success.

Sincerely,

Nancy Hauge
Senior Vice President, Human Resources
K12 Inc.

Agreed and Accepted:

/s/ Bruce J. Davis		January 8, 2007
Bruce J. Davis	Date	Start Date
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